As filed with the Securities and Exchange Commission on May 8, 2015

Registration Nos. 333-147012, 333-124708, 333-57068, 333-95301 and 333-08972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 (No. 333-147012)

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 (No. 333-124708)

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 (No. 333-57068)

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 (No. 333-95301)

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 (No. 333-08972)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Advanced Photonix, Inc.
(Exact name of registrant as specified in its charter)
Delaware		33-0325826
(State or other jurisdiction of incorporation)		(IRS Employer Identification No.)

2925 Boardwalk Drive Ann Arbor, Michigan 48104
(Address of principal executive offices, including zip code)

Advanced Photonix, Inc. 2007 Equity Incentive Plan

Advanced Photonix, Inc. 2000 Stock Option Plan

Advanced Photonix, Inc. Non-Qualified Stock Option issued to Bernhardt Denmark

Advanced Photonix, Inc. 1990 Incentive Stock Option and Non-Qualified Option Plan

Advanced Photonix, Inc. 1997 Employee Stock Option Plan

(Full title of plan)

Dale E. Messick

Chief Executive Officer

Advanced Photonix, Inc.

2925 Boardwalk Drive, Ann Arbor, Michigan 48104

(Name and agent for service of process)

(734) 864-5600

(Telephone number, including are code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer __	Accelerated filer __
Non-accelerated filer __ (Do not check if a smaller reporting company)	Smaller reporting company _x_

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Advanced Photonix, Inc. (the “Registrant”) is filing these Post-Effective Amendments on Form S-8 (the (collectively, the “Registration Statements”) to deregister any and all securities that were previously registered and remain unsold under such Registration Statements.

1.     Registration Statement on Form S-8 (No. 333-08972), filed with the Securities and Exchange Commission (the “Commission”) on December 15, 1997, registering the offer and sale of the Registrant’s Class A common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to Advanced Photonix, Inc.’s 1990 Incentive Stock Option and Non-Qualified Option Plan and Advanced Photonix, Inc. 1997 Employee Stock Option Plan;

2.     Registration Statement on Form S-8 (No. 333-95301), filed with the Commission on January 25, 2000, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to Advanced Photonix, Inc.’s Non-Qualified Stock Option issued to Bernhardt Denmark;

3.     Registration Statement on Form S-8 (No. 333-57068), filed with the Commission on March 15, 2001, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to Advanced Photonix, Inc.’s 2000 Stock Option Plan;

4.     Registration Statement on Form S-8 (No. 333-124708), filed with the Commission on May 6, 2005, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to Advanced Photonix, Inc.’s 2000 Stock Option Plan; and

5.     Registration Statement on Form S-8 (No. 333-147012), filed with the Commission on October 30, 2007, registering the offer and sale of the Registrant’s Common Stock, issuable pursuant to Advanced Photonix, Inc.’s 2007 Equity Incentive Plan.

On May 8, 2015, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of January 30, 2015, by and among the Company, Luna Innovations Incorporated (“Luna”) and API Merger Sub, Inc., a wholly owned subsidiary of Luna (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), and the Company, as the surviving corporation in the Merger, became a wholly owned subsidiary of Luna.

Following the Merger, the Registrant terminated all offers and sales of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, duly authorized, in the City of Ann Arbor, State of Michigan on this 8th day of May, 2015.

ADVANCED PHOTONIX, INC.

By: /s/ Dale E. Messick

Name: Dale E. Messick

Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.